NEWS BULLETIN	HEMAGEN(R)DIAGNOSTICS, INC. 9033 Red Branch Road, Columbia, MD 21045
AT THE COMPANY: William P. Hales, President & CEO (443) 367-5500 Tel. (410) 997-7812 Fax
FOR IMMEDIATE RELEASE March 10, 2004	OTC: HMGN.OB

HEMAGEN DIAGNOSTICS, INC., ESTABLISHES EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

COLUMBIA, MD — Hemagen Diagnostics, Inc. (OTC: HMGN.OB) a biotechnology company that develops, manufactures, and markets proprietary medical diagnostic test kits, announced today that it has established the “Hemagen Diagnostics, Inc. Employee Stock Ownership Plan” (ESOP). The Plan is intended to be a qualified stock bonus plan under Section 401(a) of the Internal Revenue Code of 1986, as amended, and is intended to have its assets invested primarily in qualifying employer securities. The plan will invest its assets in Hemagen’s common stock through open market purchases. Through the ESOP, each eligible employee will become a shareholder and owner of the company.

This years’ contribution level was determined by the compensation committee of the board of directors based on last years matching contributions to the 401(k) Plan, which were approximately $40,000. The plan was initiated in conjunction with our September 30, fiscal year end, and the first purchases were made on the open market after the end of the first quarter ended December 31, 2003. The ESOP will be funded with $10,000 per quarter, funded at the end of each quarter, during fiscal 2004.

William P. Hales, President and CEO, said, "the board of directors and I are pleased to announce the initiation of the ESOP. We believe it is important that our employees become owners in the company so that their interests are better aligned with that of our shareholders. Prior to this plan we provided for matching 401(k) contributions to employees who contributed to the 401(k) Plan. Since all of our employees do not make 401(k) contributions and thus do not benefit by the matching contributions we established and will fund this plan in lieu of the matching contributions to the 401(k) so that all employees will benefit.

Going forward, contributions will be determined by the compensation committee at the end of each fiscal year based on the company’s performance. We look forward to increasing the contributions to the plan, which will be commensurate with the company’s financial performance. Furthermore, it is important for our team to know that their contribution to Hemagen’s success is both recognized and appreciated. Hemagen believes its employees are its greatest asset and operates with a focus on both employee and customer satisfaction. The ESOP program is a key initiative in our ongoing strategy to attract and retain the best industry talent, and enabling employee ownership and participation in the future of the company. Hemagen will continue to focus on positioning the company for growth and remains committed to our number one goal of building shareholder value and positioning the company for sustained profitability.”

Hemagen Diagnostics, Inc., is a biotechnology company that develops, manufactures, and markets more than 150 FDA-cleared proprietary medical diagnostic test kits used to aid in the diagnosis of certain autoimmune and infectious diseases. Hemagen also manufactures and markets a complete line of Clinical Chemistry Reagents through its wholly owned subsidiary RAICHEM. In addition, Hemagen manufactures and sells the Analyst® an FDA-cleared Clinical Chemistry Analyzer used to measure important constituents in human and animal blood, and the Endochek, a clinical chemistry analyzer used to measure important constituents in animal blood. In the United States, the Company sells its products directly to physicians, veterinarians, clinical laboratories and blood banks and on a private-label basis through multinational distributors of medical supplies. Internationally, the Company sells its products primarily through distributors. The Company sells the Analyst® and the Endochek both directly and through distributors servicing physicians’ office laboratories and veterinarians’ offices. Hemagen’s products are used in many of the largest Laboratories, Hospitals, and Blood Banks around the world. Hemagen sells its products to over 1,000 customers worldwide. The company focuses on markets that offer significant growth opportunities. The Company was incorporated in 1985 and became a public company in 1993.

Except for any historical information contained herein, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties, including those described in the Company’s Securities and Exchange Commission Reports and Filings.

Certain Statements contained in this News Bulletin that are not historical facts constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward looking statements because they involve unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Forward looking statements may be identified by words such as estimates, anticipates, projects, plans, expects, intends, believes, should and similar expressions and by the context in which they are used. Such statements are based upon current expectations of the Company and speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning the establishments of reserves and adjustments for dated and obsolete products, expected financial performance, on-going business strategies and possible future action, which Hemagen intends to pursue to achieve strategic objectives, constitute forward-looking information. The sufficiency of such reserves and adjustments, expected performance, implementation of on-going business strategies and possible future action, the achievement of financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance to differ materially from these forward looking statements, include without limitation, management’s analysis of Hemagen’s assets, liabilities and operations, the failure to sell date sensitive inventory prior to its expiration, the inability of particular products to support goodwill allocated to them, competition, new product development by competitors which could render particular products obsolete, the inability to develop or acquire and successfully introduce new products or improvements of existing product costs and difficulties in complying with laws and regulations administered by the U. S. Food and Drug Administration and the ability to assimilate successfully product acquisitions.